Sub-Item 77 Q1 (a) (ii)

FEDERATED FIXED INCOME SECURITIES, INC.
ARTICLES OF AMENDMENT

	Federated Fixed Income Securities, Inc., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation (the "MSDAT") that:

	FIRST:  	The Charter of the Corporation is amended by reducing the number of
Corporation's Federated Municipal Ultrashort Fund Institutional Shares and
Federated Municipal Ultrashort Fund Class A Shares through a one to five (1:5)
reverse split ratio for stockholders of record at the time of filing of these
Articles of Amendment with MSDAT.

	SECOND:	Effective as of September 26, 2005:

	a)	The Corporation shall effect a five for one reverse stock split (the
"Stock Split") for all of the Corporation's Federated Municipal Ultrashort
Fund Institutional Shares ("Old FMUFIS Shares") and Class A Shares ("Old FMUFA
Shares"), and, in order to effectuate the Stock Split, (i) each Old FMUFIS
Share shall be changed and reclassified into .20 Federated Municipal
Ultrashort Institutional Shares ("New FMUFIS Shares") resulting in a decrease from 141,247,653.752 Old FMUFIS Shares to 28,249,530.7504 New FMUFIS Shares,
(ii) each Old FMUFA Share shall be changed and reclassified into .20 Federated
Municipal Ultrashort Class A Shares ("New FMUFA Shares") resulting in a decrease from 115,442,191.772 Old FMUFA Shares to 23,088,438,3546 New FMUFA
Shares and (iii) each Old FMUFIS Share and Old FMUFA Share issued and then outstanding as of the date of the Articles of Amendment (the "Effective Date")
shall be converted into .20 New FMUFIS Shares and .20 New FMUFA Shares, respectively.

	b)	That as of the Effective Date, all issued and outstanding Old FMUFIS
Shares and Old FMUFA Shares shall automatically, without any action on the part of the holder thereof, be converted into New FMUFIS Shares and New FMUFA
Shares, respectively, and all rights with respect to Old FMUFIS Shares and Old
FMUFA Shares shall terminate, and the stock ledger and books and records of the Corporation shall be adjusted to reflect the foregoing change.

	THIRD:	The foregoing amendment to the Charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the Charter amendment is limited to a change expressly permitted by Section 2.309 of the
Maryland General Corporation Law to be made without action by stockholders;
and the Corporation is registered as an open-end company under the Investment
Company Act of 1940, as amended.

	FOURTH:	This amendment does not increase the authorized capital stock of the
Corporation and does not amend the description of any class of stock as set forth in the Charter.

	IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its
Assistant Secretary, as of the 23rd day of September, 2005.

	The undersigned, J. Christopher Donahue, President of the Corporation, hereby acknowledges tin the name and on behalf of the Corporation that the foregoing
Articles of Amendment are the act of the Corporation and that to the best of this knowledge, information, and belief, all matters and facts relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under penalties of perjury.

ATTEST:	FEDERATED FIXED INCOME SECURITIES, INC;

/s/ Andrew P. Cross		By:  /s/ J. Christopher Donahue
Name:  Andrew P. Cross	Name:  J. Christopher Donahue
Title:  Assistant Secretary	Title:  President